EXHIBIT 5


ROBERT E. COLETTI
DIRECT DIAL:  (513) 579-6559
FACSIMILE:  (513) 579-6956
E-MAIL:   RCOLETTI@KMKLAWCOM

                                  April 1, 1999


Kendle International Inc.
441 Vine Street, Suite 700
Cincinnati, Ohio   45202

Ladies and Gentlemen:

     This firm is general counsel to Kendle International Inc. and as such, we are familiar with the Company's Restated and Amended Articles of Incorporation, Amended and Restated Code of Regulations and corporate proceedings generally. We have reviewed the corporate records as to the establishment of the Company's 1997 Directors' Compensation Plan which calls for the issuance of shares of Common Stock to employees of the Company and its subsidiaries. Based solely upon such examination, we are of the opinion that:

     1. The Company is a duly organized and validly existing corporation under the laws of the State of Ohio; and

     2. The Company has taken all necessary and required corporate actions in connection with the proposed issuance of 14,198 shares of Common Stock pursuant to the 1997 Directors' Compensation Plan, and the Common Stock, when issued and delivered, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company free of any claim of pre-emptive rights.

     We hereby consent to be named in the Registration Statement and the Prospectus part thereof as the attorneys who have passed upon legal matters in connection with the issuance of the aforesaid Common Stock and to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          KEATING, MUETHING & KLEKAMP, P.L.L.


                                          By:   /s/Robert E. Coletti
                                             -----------------------------------
                                                   Robert E. Coletti